UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
Lightning eMotors, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
Payment of Filing Fee (Check all the boxes that apply)
☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

LIGHTNING EMOTORS, INC.
815 14th Street SW, Suite A100
Loveland, CO, 80537
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on July 28, 2022
Dear Stockholders:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of Lightning eMotors, Inc., a Delaware corporation (the “Company”). The meeting will be held on Thursday, July 28, 2022, at 9:00 a.m. Mountain Time. We are holding a virtual-only meeting, conducted via live audio webcast. Stockholders can attend the meeting via the Internet at www.virtualshareholdermeeting.com/ZEV2022 by using the 16-digit control number that appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.
The Annual Meeting will be held for the following purposes:
1.
To elect the two nominees for director named herein to serve as Class II directors to hold office until the 2025 annual meeting of stockholders or until their respective successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of our Board of Directors of Grant Thornton LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2022.
3.	To conduct any other business properly brought before the meeting or any adjournment or postponement thereof.
These items of business are more fully described in the accompanying proxy statement. The record date for the Annual Meeting is June 2, 2022. Only stockholders of record as of the close of business on that date may vote at the meeting or any adjournment or postponement thereof.
Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to be held on
Thursday, July 28, 2022 at 9:00 a.m. Mountain Time, conducted via live audio webcast.
The proxy statement and annual report to stockholders are available electronically at www.proxyvote.com.

Timothy Reeser
Chief Executive Officer

Loveland, Colorado
June 14, 2022

The Board of Directors (the “Board” or “Board of Directors”) of Lighting eMotors, Inc. (“we,” “us,” “our,” the “Company” or “Lightning eMotors”) is soliciting proxies to be voted on at our 2022 Annual Meeting of Stockholders on July 28, 2022 and at any adjournment or postponement of the meeting.
“Business Combination” as referenced in this proxy statement means the transactions contemplated by the Business Combination Agreement dated as of December 10, 2020, among GigCapital3, Inc. (“GigCapital3”), Project Power Merger Sub, Inc. and Lightning Systems, Inc. (“Lightning Systems”), including the merger of Project Power Merger Sub, Inc. with and into Lightning Systems, with Lightning Systems continuing as the surviving company and a wholly-owned subsidiary of the Company and the Company changing its name to Lighting eMotors, Inc., which was consummated on May 6, 2021.
References in this proxy statement and accompanying materials to Internet websites are for the convenience of readers. Information available at or through these websites is not incorporated by reference in this proxy statement.

LIGHTNING EMOTORS, INC.

815 14th Street SW, Suite A100
Loveland, CO 80537
PROXY STATEMENT FOR
THE 2022 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
The following are brief answers to certain questions that you may have regarding the Annual Meeting and the proposals being considered at the Annual Meeting. We urge you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Annual Meeting.
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors of the Company is soliciting your proxy to vote at the 2022 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting (the “Annual Meeting”). All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about June 14, 2022 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The meeting will be held on Thursday, July 28, 2022 at 9:00 a.m. Mountain Time virtually. There will be no physical meeting location. The meeting will only be conducted via an audio webcast. We believe that hosting a virtual meeting will facilitate stockholder attendance and participation at our Annual Meeting by enabling stockholders to participate from any location around the world. We have designed the virtual meeting to provide the same rights and opportunities to participate as stockholders would have at an in-person meeting, including the right to vote and ask questions during the meeting through the virtual meeting platform. To attend the Annual Meeting, stockholders will need to log-in to www.virtualshareholdermeeting.com/ZEV2022 using the 16-digit control number on the proxy card or the instructions that accompanied your proxy materials.
The live audio webcast of the Annual Meeting will begin promptly at 9:00 a.m. Mountain Time. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for our stockholders to log in and test their devices’ audio systems. We encourage our stockholders to access the Annual Meeting in advance of the designated start time.
Information on how to vote virtually at the Annual Meeting is below.
What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting site?
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/ZEV2022. The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Please note that Internet Explorer is no longer supported. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. We encourage you to access the meeting prior to the start time.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on June 2, 2022 will be entitled to vote at the Annual Meeting. On this record date, there were 75,550,685 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name
If on June 2, 2022, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company (“Continental”), then you are a stockholder of record. As a stockholder of record, you may vote at the virtual meeting or vote by proxy. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy over the telephone or through the internet, or by returning a proxy that we may mail to you as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on June 2, 2022, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares at the virtual meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are two matters scheduled for a vote:
•	Election of two Class II directors; and
•	Ratification of selection by the Audit Committee of our Board of Directors of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022.
What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For the ratification of selection by the Audit Committee of our Board of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote at the Annual Meeting or vote by proxy over the telephone, through the internet or by proxy using a proxy card that you may request or that we may elect to deliver to you at a later time. Whether or not you plan to attend the virtual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the virtual meeting and vote even if you have already voted by proxy.
•
To vote during the virtual Annual Meeting, go to www.virtualshareholdermeeting.com/ZEV2022 to vote your shares during the Annual Meeting. You will need the 16-digit control number that appears on your proxy card (printed in the box and marked by the arrow) and the instructions that accompanied your proxy materials.

•
To vote using the proxy card, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-690-6903 using a phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on July 27, 2022 to be counted.

•
To vote through the internet before the Annual Meeting, go to http://www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m. Eastern Time on July 27, 2022 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form containing voting instructions from that organization rather than from the Company.
Simply follow the voting instructions in the voting instruction form to ensure that your vote is counted. To vote at the virtual Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you owned as of June 2, 2022.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or at the virtual Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, your shares may constitute broker non-votes and your broker, bank or other agent will only be permitted to vote your shares on “routine” matters. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine” but not with respect to “non-routine” matters. Generally, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation) and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 without your instructions but may vote your shares on Proposal 2 even in the absence of your instruction.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of the selection by the Audit Committee of our Board of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, by e-mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•	You may submit another properly completed proxy card with a later date.
•	You may grant a subsequent proxy by telephone or through the internet.
•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary prior to or at the Annual Meeting.
•	You may attend the virtual Annual Meeting and vote by following the instructions described above. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
Can I submit questions during the Annual Meeting?
Stockholders may submit questions in writing during the Annual Meeting at www.virtualshareholdermeeting.com/ZEV2022. Stockholders will use their 16-digit control number that is included on their proxy card or the instructions that accompanied the proxy materials. As part of the Annual Meeting, we will hold a live Q&A session, during which we will answer questions pertinent to the Company and the meeting matters, as time permits.
How will stockholders be able to ask questions during the Annual Meeting?
If you wish to submit a question during the meeting, type your question into the “Submit a question” field and click “Submit.” Subject to time constraints, questions relevant to meeting matters will be answered during the meeting. Questions regarding personal matters or matters not relevant to the meeting will not be answered. If we receive substantially similar questions, we may group such questions together and provide a single response to avoid repetition and allow time for additional topics. We will post responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints on the Company’s Investor Relations webpage. The rules of conduct for the meeting, including the guidelines for submitting questions, the stockholder list and the proxy materials, will be available on the virtual meeting site during the meeting.
When are stockholder proposals and director nominations due for next year’s annual meeting?
Our Amended and Restated Bylaws contain procedures governing how stockholders may submit proposals or director nominations to be considered at our annual meetings. The Securities and Exchange Commission (the “SEC”) has also adopted regulations (Exchange Act Rule 14a-8) that govern the inclusion of stockholder proposals in our annual proxy materials. The information below summarizes the requirements for stockholders who wish to submit proposals or director nominations for our 2023 annual meeting. Stockholders should also carefully review our Amended and Restated Bylaws and Exchange Act Rule 14a-8, which contain additional requirements about advance notice of stockholder proposals and director nominations.
Proposals to be considered for inclusion in next year’s proxy materials must be submitted in writing by February 14, 2023, to our Corporate Secretary. That date is 120 calendar days before the one-year anniversary of the June 14 release date for this proxy statement. However, if the date of our annual meeting has changed by more than 30 days from the anniversary of the previous year’s meeting, we will announce a new deadline in our public filings with the SEC.
To submit proposals and director nominations to be considered at the meeting that are not to be included in next year’s proxy materials, you must provide specified information in writing to our Corporate Secretary no earlier than March 30, 2023, and no later than April 29, 2023; provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the meeting and not later than the later of (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by the Company.
Our Amended and Restated Bylaws specify the information that must be included in the proposal or nomination. Proposals and director nominations must be submitted by mail to: Corporate Secretary, Lightning eMotors, 815 14th Street SW, Suite A100, Loveland, CO 80537.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for Proposal 1, votes “For” and “Withhold” and (b) with respect to Proposal 2 and any other proposals, votes “For,” “Against” and “Abstain.” Abstentions will have no effect on the vote total for Proposal 2.
Broker non-votes have no effect and will not be counted towards the vote total for Proposal 1. Brokers will be permitted to vote uninstructed shares for Proposal 2.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by applicable stock exchange rules to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”
How many votes are needed to approve each proposal?
The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.
Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Broker Discretionary Voting Allowed	Effect of Broker Non-Votes
1	Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “For” votes will be elected as Class II directors.	Not applicable	No	None

2	Ratification of the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022	The affirmative vote of the holders of a majority of the votes cast	No effect	Yes	Brokers will be permitted to vote uninstructed shares
How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote “For” the election of all nominees for director in Proposal 1 and “For” Proposal 2, as further described in this proxy statement.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding a majority of the voting power of all outstanding shares entitled to vote are present in person, by remote communication or represented by proxy. On the record date, there were 75,550,685 shares outstanding and entitled to vote. Thus, the holders of 37,775,343 shares must be present in person or by remote communication or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote at the virtual meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. The Annual Meeting may be adjourned by the chairperson of the meeting, from time to time, whether or not there is a quorum, to convene at the same or some other place.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL 1

ELECTION OF DIRECTORS
Proposal 1 is to elect Robert Fenwick-Smith and Bruce Coventry to serve as our Class II directors. Our Board of Directors is divided into three classes. Each class has a three-year term.
The Board presently has six members and six authorized Board seats. There is one director, Bruce Coventry, currently serving as a Class II director whose term expires at the Annual Meeting. Meghan Sharp resigned as a Class II director effective on February 7, 2022. The Board proposes that Mr. Fenwick-Smith and Mr. Coventry be elected as Class II directors for a term of three years expiring at the Company’s 2025 annual meeting of stockholders (the “2025 Annual Meeting”) or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. Mr. Fenwick-Smith is currently serving as a Class I director. In connection with his nomination, Mr. Fenwick-Smith will resign as a Class I director, effective as of the Annual Meeting and contingent upon his election as a Class II director. If elected at the Annual Meeting, each of the Class II nominees would serve until the 2025 Annual Meeting or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.
The other current Class I directors, whose term will expire at the 2024 annual meeting of stockholders, are Timothy Reeser and Kenneth P. Jack. The current Class III directors, whose term will expire at the 2023 annual meeting of stockholders, are Thaddeus Senko and Diana Tremblay.
Directors are elected by a plurality of the votes cast by the holders of shares present in person, by remote communication or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. Proxies cannot be voted for a greater number of persons than the nominees named. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead be voted for the election of a substitute nominee proposed by the Company. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
Set forth below is certain biographical information as of June 2, 2022 for each nominee and each director whose term will continue after the Annual Meeting.
Name	Age	Director Class(1)	AC(2)	CC	NC	FI
Coventry, Bruce	69	Class II		X	X
Fenwick-Smith, Robert	60	Class II				X
Jack, Kenneth	47	Class I	X		X
Reeser, Timothy	51	Class I
Senko, Thaddeus	66	Class III	X	X		X
Tremblay, Diana	62	Class III	X	X	X
(1)	“Director Class” reflects the class of director that each nominee and director will serve following the Annual Meeting, if such nominees are elected.
(2)
“AC” refers to our Audit Committee, “CC” refers to our Compensation Committee, “NC” refers to our Nominating and Corporate Governance Committee and “FI” refers to our Finance and Investment Committee. The chart reflects our current committee members.

NOMINEES FOR ELECTION TO CLASS II EXPIRING AT THE 2025 ANNUAL MEETING
Bruce Coventry. Mr. Coventry has served as a member of our Board of Directors since the closing of the Business Combination. Mr. Coventry is currently the Chair of the Nominating and Corporate Governance Committee and a member of the Compensation Committee. Since the first quarter of 2020, Mr. Coventry has served as a senior advisor to GigCapital Global, a leading automotive technology and business advisory board. Mr. Coventry is currently the President of Coventry Consulting Group, an automotive consultancy focused on integrating technology-based startups into the complex processes of Global Automotive OEMs. Between March 2017 and December 2020, Mr. Coventry was Managing Partner of Motormindz, an automotive consulting group. From November 2015 to December 2016, Mr. Coventry was Chief Operating Officer of Android Industries, a private equity owned and world’s largest assembler of automotive complex subassemblies and modules. Mr. Coventry has been a member of the Board of Directors of Canada Carbon Inc. (TSX.V: CCB), a natural resources company focused on the acquisition and development of graphite properties throughout Canada, since August 2012. Mr. Coventry also served as Chair of the Board of Directors of TowerSec Inc., an automotive cybersecurity software company that is a leading global solution vendor, specializing in delivering on-board cyber security software products to OEMs, suppliers and the aftermarket telematics manufacturers, beginning in August 2013 until the company’s acquisition by Harman International Industries, Incorporated (at the time, a NYSE listed company) in March 2016. Mr. Coventry also currently serves on the Board of Trustees of Kettering University (formerly General Motors Institute), a position that he has held since 2001. Mr. Coventry has also run a Global Engine Joint Venture initiative for Chrysler, Hyundai and Mitsubishi, and previously served as President of Chrysler’s Global Electric Motorcar. Mr. Coventry holds a Bachelor of Industrial Administration Degree from Kettering University and an MBA from Michigan State University. Mr. Coventry is qualified to serve on the Board based on his broad business experience including his extensive experience in automotive product development, manufacturing, engineering, operations and supply chain management.
Robert Fenwick-Smith. Mr. Fenwick-Smith has served as our Chair of the Board of Directors since October 7, 2021. Prior to that, he served as Co-Chair of the Board of Directors. He currently also serves as Chair of the Finance and Investment Committee. From 2010 through the closing of the Business Combination, he served as Lightning Systems’ Chair of the Board of Directors. From February 2020 through December 2020, Mr. Fenwick-Smith served as Lightning Systems’ interim Chief Financial Officer. Mr. Fenwick-Smith founded Aravaipa Ventures in January 2008 and has served as Senior Managing Director of Aravaipa Ventures since its inception. Mr. Fenwick-Smith has served as a member of the Board of Directors of Sionic Energy, Inc., a lithium-ion battery company, from 2021 to present; Clear Comfort Water, Inc., an industrial water treatment technology company, from 2014 to present; Bolder Industries, Inc., a sustainable rubber and plastic solutions company, from 2014 to present; and Silver Bullet Water Treatment, Inc., a water management company, from 2011 to present. Prior to founding Aravaipa Ventures, Mr. Fenwick-Smith worked in private equity in Europe for 20 years, during which time his primary activity was serving as a founder and Chief Executive Officer of the Romaco Group from 1991 through 2002. Mr. Fenwick-Smith received his Bachelors in Economics from Lausanne University (Switzerland) in 1984 and his MBA from Harvard Business School in 1988. Mr. Fenwick-Smith is qualified to serve as Chair of the Board based on his prior experience as Chair of other companies.
CLASS I DIRECTORS CONTINUING IN OFFICE UNTIL 2024 ANNUAL MEETING
Kenneth P. Jack. Mr. Jack has served as a member of our Board of Directors since October 2021. Mr. Jack is currently a member of the Audit Committee and the Nominating and Corporate Governance Committee. Since 2011, Mr. Jack has served as Vice President of Verizon Communications Inc., leading fleet, mobility and supporting logistical services across the United States for its wholly owned subsidiaries. From 2006 through 2011, Mr. Jack served as General Manager of Consolidated Edison, Inc., where he was responsible for the acquisition, maintenance and operation of the specialized fleet of equipment operated by its wholly owned subsidiaries, Consolidated Edison Co. of New York and Orange & Rockland Utilities, as well as general management of its shared-services organization. From 1994 through 2006, Mr. Jack held various positions relating to maintenance, supply chain and utility infrastructure planning. Mr. Jack received his Bachelors in Mechanical Engineering from New York University in 1999 and his MBA from Columbia University in 2012. Mr. Jack is qualified to serve on the Board based on his 27 years of experience in the management of large fleets, including maintenance, engineering and product evaluation and operational considerations, which provides the customer’s perspective to the Board.

Timothy Reeser. Mr. Reeser founded Lightning eMotors (founded under the name Lightning Hybrids in October 2008). Since October 2012, he has served as Lightning Systems’ Chief Executive Officer. He continues in this role at Lightning eMotors today and has also served as a member of the Board of Directors since the inception of Lightning Hybrids, and now Lightning eMotors, since the closing of the Business Combination. Mr. Reeser has also served as Managing Partner of Aravaipa Ventures from August 2011 to present. From January 2009 through October 2012, Mr. Reeser served as Vice President of CSU Ventures, the tech transfer arm of Colorado State University. Mr. Reeser has been a senior technology executive, entrepreneur and venture investor in the transportation technology, cleantech and software space for over 25 years. He is adept at building international executive management teams and growing companies organically and through mergers and acquisitions. Mr. Reeser received his Bachelors of Science in Mechanical Engineering in 1993 from Colorado State University. Mr. Reeser is qualified to serve on the Board based on his experience as the Chief Executive Officer of Lightning eMotors and his many years of board and corporate technology leadership and entrepreneurship.
CLASS III DIRECTORS CONTINUING IN OFFICE UNTIL THE 2023 ANNUAL MEETING
Thaddeus Senko. Mr. Senko has served as a member of our Board of Directors since the closing of the Business Combination. Mr. Senko is currently the Chair of the Audit Committee and a member of the Compensation Committee and Finance and Investment Committee. Since 2018, Mr. Senko has served as a member of Autoliv Inc.’s (NYSE:ALV), a supplier of automotive safety systems, Board of Directors, serving as Chair of the Audit Committee. In August 2021, Mr. Senko joined the Board of Directors, serving as Chair of the Audit Committee, of USA Rare Earth LLC, a private company. Mr. Senko previously served as a partner at KPMG LLP, providing enterprise risk management, compliance and audit services to various public companies. At KPMG, he served as Audit Partner and SEC Reviewing Partner for eight years, Chief Audit Executive for four years, Global and National Partner in Charge of Internal Audit, Risk & Compliance Services for eight years, Global Engagement Partner and Client Services Partner for seven years and Global Leader of the ESG practice for two years. Mr. Senko’s overall career at KPMG spanned 39 years. Previously, Mr. Senko served on the Board of Directors of Duquesne University, a private university with approximately 10,000 students, from 2007 to 2016, chairing the Audit and Finance Committee and serving on the Executive and University Advancement Committee. Mr. Senko continues to serve on the university’s Business Advisory Council. He is deemed by our Board to be an “Audit Committee financial expert” under SEC rules. Mr. Senko received a bachelor’s degree in business administration from Duquesne University. Mr. Senko is qualified to serve on the Board based on his experience as a director to private and public companies and his experience in the automotive industry.
Diana Tremblay. Ms. Tremblay has served as a member of our Board of Directors since the closing of the Business Combination and was appointed Lead Independent Director in June 2021. Ms. Tremblay is also the Chair of the Compensation Committee and a member of the Audit Committee and the Nominating and Corporate Governance Committee. Ms. Tremblay also serves on the Board of Directors of Itron, Inc. (Nasdaq:ITRI). Ms. Tremblay retired from General Motors Company, a multinational motor vehicle manufacturer and distributor (NYSE:GM), in September 2017. She had been with GM since 1977, and during her tenure, she held a variety of positions in engineering, manufacturing and labor relations, including direct operational responsibility for over 50,000 employees. From July 2013 until her retirement, Ms. Tremblay served as Vice President of Global Business Services, where she was charged with streamlining administrative processes around the world to improve service quality, reduce complexity, and achieve cost efficiencies in such areas as finance, human resources, real estate, purchasing, asset management and master data. From December 2009 to July 2013, Ms. Tremblay held the position of Vice President of Manufacturing at GM. She has a Bachelor of Industrial Administration Degree from Kettering University (formerly General Motors Institute) and a Master of Science in Management Degree from Massachusetts Institute of Technology. Ms. Tremblay is qualified to serve on the Board based on her broad business experience that includes her previous roles at GM as an engineer, plant manager, head of manufacturing and lead labor relations negotiator, which together with her knowledge of business services and global manufacturing processes, provide additional international, administrative, and manufacturing perspectives to the Board.
THE BOARD OF DIRECTORS RECOMMEMDS A VOTE IN FAVOR OF EACH NOMINEE
NAMED IN PROPOSAL 1.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND
CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES
The Board has adopted corporate governance guidelines, which can be found in the “Investors” section of our corporate website under “Governance” at www.lightningemotors.com. The corporate governance guidelines describe our corporate governance practices and address corporate governance areas such as Board composition and responsibilities, compensation of directors and executive succession planning.
DIRECTOR INDEPENDENCE
The Board has a majority of directors who satisfy the criteria for “independent director” within the meaning of the applicable NYSE listing standards and relevant securities and other laws, rules and regulations (the “Independent Directors”). Following such review, only those directors who the Board affirmatively determines have no material relationship to the Company, and otherwise satisfy the independence requirements of the NYSE rules, will be considered Independent Directors.
Under the NYSE rules, a majority of a listed company’s board of directors must be comprised of independent directors. In addition, the NYSE rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominations/corporate governance committees be independent and that Audit Committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that Compensation Committee members satisfy independence criteria set forth in Rule 10C-2 under the Exchange Act and related NYSE rules.
Our Board has affirmatively determined that Mr. Coventry, Mr. Senko, Ms. Tremblay and Mr. Jack are Independent Directors under applicable NYSE and Exchange Act rules. Additionally, former director Meghan Sharp, who served on the Board until February 2022, was independent during the period she served on our Board, and Mr. Neil Miotto who served on the Board until October 2021, was independent during the period he served on the Board.
LEADERSHIP STRUCTURE OF THE BOARD
Our amended and restated bylaws and corporate governance guidelines provide our Board with flexibility to combine or separate the positions of Chair of the Board and Chief Executive Officer. Mr. Reeser currently serves as our Chief Executive Officer and Mr. Fenwick-Smith currently serves as our Chair of the Board. The Board has concluded that our current leadership structure is appropriate at this time. We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business operations and strategy, while allowing our Chair of the Board to lead the Board in its role of providing advice to, and independent oversight of, management. However, the Board will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.
COMMUNICATIONS FROM STOCKHOLDERS
The Board will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. Our Corporate Secretary is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the directors as he considers appropriate.
Historically, the Company has not provided a formal process related to stockholder communications with the Board because it has not been determined to be necessary to facilitate stockholder communications. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been excellent.
ROLE OF BOARD IN RISK OVERSIGHT PROCESS
Risk assessment and oversight are an integral part of our governance and management processes. Our Board encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the Board at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies and presents the steps taken by management to mitigate or eliminate such risks. Our Board does not have a standing risk management committee but rather administers this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. While our Board is responsible for monitoring and assessing strategic risk exposure, our Audit Committee is responsible for overseeing our major financial and cybersecurity risk exposures and the steps our management has taken to monitor and control these exposures. The Audit Committee also approves or disapproves any related person transactions. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.
MEETINGS OF THE BOARD OF DIRECTORS
During the fiscal year ended December 31, 2021, the Board met eight times. Each Board member attended 75% or more of the aggregate number of meetings of the Board, and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. The Company does not have a formal policy requiring the members of our Board of Directors to attend its annual meetings of stockholders, although directors are encouraged to attend annual meetings.
In accordance with NYSE listing standards, the Board typically holds an executive session of independent directors as part of quarterly meetings of the Board. The independent directors at such executive sessions designate an independent director to preside over the executive session.
INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has four standing committees: an Audit Committee; a Compensation Committee; a Nominating and Corporate Governance Committee; and a Finance and Investment Committee. Each of the committees reports to the Board as it deems appropriate and as the Board may request. Our Board has adopted charters for each of its committees, which can be found in the “Investors” section of our corporate website under “Governance” at www.lightningemotors.com. The Board may also convene additional committees as necessary and in accordance with our organizational documents.
Below is a description of each standing committee of the Board.
Audit Committee
Our Audit Committee currently consists of Mr. Senko, Ms. Tremblay, and Mr. Jack, each of whom qualifies as an independent director according to the rules and regulations of the NYSE with respect to Audit Committee membership. Mr. Senko serves as chairman of our Audit Committee. Each member of the Audit Committee is financially literate and our Board has determined that Mr. Senko qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
Our Audit Committee is responsible for, among other matters:
•	appointment, compensation, retention and oversight of the work of the independent registered public accounting firm (the “independent auditor”);
•	establishing policies and procedures for the engagement of the independent auditor to provide permissible non-audit services, which will include pre- approval of such services;
•
meeting to review and discuss with management and the independent auditor the results of the annual audit, the audited financial statements, unaudited quarterly financial statements of the Company, any comments or recommendations of the independent auditor, any reports of the independent auditor with respect to interim financial reviews as required by applicable Public Company Accounting Oversight Board (PCAOB) standards and the specific disclosures in “Management’s Discussion and Analysis of the Financial Condition and Results of Operations” presented in the Company’s Form 10-K and 10-Q filings;

•	recommending to the Board, based on the review and discussions noted above, whether the audited financial statements should be included in the Company’s Annual Report on Form 10-K;
•
receiving from and discussing with management reports on the Company’s programs for assessing and managing risk, and oversee the management of risks related to financial reporting, environmental and litigation matters, safety, and compliance;

•
reviewing with the CEO, CFO, senior internal audit executive and independent auditor the Company’s policies and procedures for maintaining the adequacy and effectiveness of internal controls and disclosure controls procedures;

•
overseeing the Company’s Related Party Transaction Policy and Procedures, approving or ratifying certain transactions as prescribed by the policy, and overseeing procedures for administering and promoting compliance with the policy;

•	overseeing, making recommendations with respect to modifications of and reviewing any requested waivers of, the Company’s Code of Business Conduct and Ethics;
•	overseeing the Company’s compliance program with respect to legal and regulatory requirements; and
•
establishing: (a) procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, auditing, or federal securities law matters; (b) procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, auditing, or federal securities law matters; and (c) reporting procedures regarding significant cases of alleged employee conflicts of interest, ethical violations, misconduct, or fraud.

During the fiscal year ended December 31, 2021, the Audit Committee met seven times.

Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2021 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firms’ communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2021 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
Mr. Thaddeus Senko
Mr. Kenneth P. Jack
Ms. Diana Tremblay
Compensation Committee
Our Compensation Committee currently consists of Mr. Coventry, Mr. Senko, and Ms. Tremblay, each of whom qualifies as an independent director according to the rules and regulations of NYSE with respect to Compensation Committee membership. Ms. Tremblay serves as chairperson of the Compensation Committee. During the 2021 fiscal year, the Compensation Committee retained FW Cook as an independent compensation consultant to assist and advise the Compensation Committee to conduct a competitive review of executive compensation and advise the Compensation Committee on other compensation related matters.
The Compensation Committee is responsible for, among other matters:
•
reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of those goals and objectives, and together with other independent directors, determining and approving the Chief Executive Officer’s compensation level based on this evaluation;

•	reviewing and referring to the Board for approval the compensation of the Company’s other elected executives and other executives determined by the Compensation Committee or the Board;
•
reviewing and making recommendations to the Board regarding employment agreements, severance arrangements and change in control plans or provisions for the Chief Executive Officer, elected executives of the Company, and other executives determined by the Compensation Committee or the Board;

•	reviewing compliance by the Chief Executive Officer and executive officers with the Company’s stock ownership requirements;
•
overseeing the assessment of the risks related to the Company’s compensation policies and programs applicable to officers and employees, and annually reviewing the results of this assessment; reviewing and making recommendations to the Board regarding any new long-term incentive compensation or equity-based plans and amendments to existing long-term incentive compensation or equity-based plans that require such approval;

•	granting awards and approving payments, where applicable, under the Company’s long-term incentive compensation plans and equity-based plans; and
•
assessing whether any performance objectives which may be established in connection with long-term incentive compensation plans are consistent with the Company’s financial and strategic plans and objectives.

During the fiscal year ended December 31, 2021, the Compensation Committee met eight times.

Nominating and Corporate Governance Committee
Our Nominating and Corporate Governance Committee currently consists of Mr. Coventry, Mr. Jack, and Ms. Tremblay. Our Board has determined that each member of the Nominating and Corporate Governance Committee qualifies as an independent director according to the rules and regulations of the SEC and NYSE with respect to nominating and corporate governance committee membership.
The Nominating and Corporate Governance Committee is responsible for, among other matters:
•	developing and recommending to our Board the criteria for identifying and evaluating candidates for the Board, including standards for assessing independence;
•
identifying and recruiting qualified director candidates for the Board and reviewing such director candidates as appropriate, including pursuant to any committee policy with regard to the consideration of director candidates recommended by the shareholders of the Company;

•	reviewing annually the Corporate Governance Guidelines and recommending changes to the Board as appropriate;
•
overseeing the Company’s Code of Business Conduct and Ethics, making recommendations to the Board with respect to modifications of the code, and overseeing procedures for administering and promoting compliance with the code, including any reports to be submitted to the Chair of the Nominating and Corporate Governance Committee;

•	establishing and maintaining procedures for the conduct of executive sessions of the independent directors;
•	overseeing the Company’s process for evaluation of senior management;
•	overseeing the annual self-evaluation by the Board of Directors and its committees;
•	reviewing the Company’s orientation program for new members of the Board and continuing education programs provided to directors to assist them in performing their Board responsibilities; and
•	evaluating the performance of the Nominating and Corporate Governance Committee and assessing the adequacy of the it’s charter on an annual basis and making reports thereon to the Board.
During the fiscal year ended December 31, 2021, the Nominating and Corporate Governance Committee met four times.
Finance and Investment Committee
Our Finance and Investment Committee currently consists of Mr. Fenwick-Smith and Mr. Senko. The Finance and Investment Committee is responsible for, among other matters:
•	reviewing and recommending to the Board overall investment policy and guidelines, including asset allocation ranges;
•	reviewing and evaluating the amounts, timing, types and terms of any debt, equity and debt or equity-related offerings;
•	reviewing and making recommendations to the Board regarding strategic investments; and
•	reviewing and making recommendations to the Board on all capital-related issues, capital structure, financial position, balance sheet and cash flow.
During the fiscal year ended December 31, 2021, the Finance and Investment Committee met one time.
Board Nominations and Director Nomination Process
The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between the annual meetings of stockholders. The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates to the Board for Board membership. The Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate potential candidates. Consideration of candidates typically involves a series of internal discussions, review of candidate information and interviews with selected candidates. The Nominating and Corporate Governance Committee will consider the candidate against the criteria further discussed below under “Board Diversity,” in the context of the Board’s then-current composition and the needs of the Board and its committees and will ultimately recommend qualified candidates for election to the Board. Though the Nominating and Corporate Governance Committee does not have a formal policy regarding consideration of director candidates recommended by stockholders, the Nominating and Corporate Governance Committee generally expects to evaluate any such candidates in the same manner by which it evaluates director candidates recommended by other sources.
Board Diversity
Our Nominating and Corporate Governance Committee will consider and make recommendations regarding the composition and size of the Board and determine the relevant criteria (including any minimum qualifications) for Board membership, including but not limited to issues of character, integrity, judgment, diversity and inclusion (including gender, nationality, ethnicity and age), independence, skills, education, expertise, business acumen, business experience, length of service, understanding of the Company's business and other commitments.
CODE OF BUSINESS CONDUCT AND ETHICS
We have adopted a written code of business conduct and ethics that applies to all our directors, officers and employees, including those officers responsible for financial reporting. The full text of our code of business conduct and ethics is posted on our website at www.lightningemotors.com. To the extent required by law, any amendments to the code, or any waivers of its requirements, will be disclosed on our website.
INSIDER TRADING AND ANTI-HEDGING POLICY
Our Board has adopted a Stock Trading Policy and Insider Trading Prohibition, which applies to all our directors, officers and employees. The policy contains restrictions on transactions in our stock by our directors, officers and employees and requires all such trades to be pre-cleared and may only occur during a permitted period based on the timing of the release of our quarterly or annual financial results. We also consider it improper and inappropriate for our directors, officers and employees to engage in short-term or speculative transactions in our securities. Our policy has restrictions on short-term trading, short sales, publicly traded options, hedging transactions and margin accounts and pledges.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Grant Thornton are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of Grant Thornton as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Grant Thornton to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain Grant Thornton or another firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year, if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person, by remote communication or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of Grant Thornton.
CHANGE IN AUDITOR
On May 11, 2021, the Audit Committee of our Board of Directors approved the appointment of Grant Thornton as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2021. Prior to that, BPM LLP (“BPM”) served as the independent registered public accounting firm of GigCapital3. Grant Thornton served as the independent registered public accounting firm of Lightning Systems prior to the Business Combination. Since Lightning Systems was considered the “accounting acquiror” in the Business Combination, BPM was informed on May 11, 2021 that it would be replaced by Grant Thornton as the Company’s independent registered public accounting firm following its completion of the Company’s review of the quarter ended March 31, 2021, which consisted only of the accounts of the pre-Business Combination special purpose acquisition company, GigCapital3. BPM’s services to the Company concluded on May 17, 2021 upon the filing with the SEC of the Form 10-Q for the quarter ended March 31, 2021.
The report of BPM on GigCapital3’s balance sheet as of December 31, 2020 and the statements of operations and comprehensive loss, stockholders’ equity and cash flows for the period from February 3, 2020 (inception) through December 31, 2020 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainties, audit scope or accounting principles, except that such audit report contained an explanatory paragraph in which BPM expressed substantial doubt about the Company’s ability to continue as a going concern.
During the period from February 3, 2020 (inception) through December 31, 2020, and the subsequent interim period through the date of BPM’s dismissal, there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) between the Company and BPM on any matter of accounting principles or practices, financial disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BPM, would have caused BPM to make reference to the subject matter of the disagreements in connection with its reports on the Company’s financial statements for such periods.
During the period from February 3, 2020 (inception) through December 31, 2020, and the subsequent interim period through the date of BPM’s dismissal, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
During the period from February 3, 2020 (inception) through December 31, 2020, and the subsequent interim period through May 17, 2021 the date BPM’s services were concluded, the Company did not consult with Grant Thornton regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the financial statements of

GigCapital3 or the Company, and no written report or oral advice was provided that Grant Thornton concluded was an important factor considered by us in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a “disagreement” (as defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) or a “reportable event” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act).
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES
Summary of Audit Fees and Services
The following is a summary of fees paid to BPM and Grant Thornton for services rendered in the fiscal years that ended December 31, 2021, and December 31, 2020.
Grant Thornton Audit Fees and Services
The following is a summary of fees billed by Grant Thornton for services rendered from May 11, 2021, the date Grant Thornton became the Company’s independent registered public accounting firm, to December 31, 2021:
Audit fees. Aggregate fees billed by Grant Thornton for professional services rendered for the audit of our Consolidated Financial Statements for the year ended December 31, 2021, the review of the quarterly financial statements and services performed in connection with registration statements, including comfort letters and consents, was $1,065,963.
Audit related fees. No aggregate fees were billed by Grant Thornton for audit-related services for the year ended December 31, 2021.
Tax fees. No aggregate fees were billed by Grant Thornton for tax return services, planning and tax advice for the year ended December 31, 2021.
All other fees. No aggregate fees were billed by Grant Thornton for any other services for the year ended December 31, 2021.
BPM Audit Fees and Services
The following is a summary of fees billed by BPM for services rendered from February 3, 2020, the date of inception of GigCapital3, through May 17, 2021, the date BPM’s services concluded:
Audit fees. For the period from February 3, 2020 (date of inception of GigCapital3) to December 31, 2020, fees for BPM were approximately $250,347. Audit fees consisted of services BPM performed in connection with GigCapital3’s initial public offering and regulatory filings and the audit of GigCapital3’s December 31, 2020 Consolidated Financial Statements. For the period from January 1, 2021 to May 17, 2021 (last date of services), fees for BPM were $48,679 for services BPM performed in connection with GigCapital3’s initial public offering and regulatory filings and for the review of GigCapital3’s Form 10-Q for the quarter ended March 31, 2021.
Audit related fees. For the period from February 3, 2020 (date of inception of GigCapital3) to December 31, 2020, the aggregate fees of BPM related to due diligence in connection with mergers and acquisitions totalled $17,367. There were no fees associated with the period January 1, 2021 to May 17, 2021 (last date of services).
Tax fees. During 2021, GigCapital3 was billed $8,026 from BPM for tax return services for the period from February 3, 2020 (date of inception of GigCapital3) to December 31, 2020. There were no fees associated with the period January 1, 2021 to May 17, 2021 (last date of services).
All other fees. No aggregate fees were billed by BPM for any other services for the period from February 3, 2020 (date of inception of GigCapital3) to May 17, 2021 (last date of services).
AUDIT COMMITTEE PRE-APPROVAL POLICIES AND PROCEDURES
The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Grant Thornton LLP. The policies generally pre-approve specified services in the defined categories of other audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s specific approval of services provided necessary to perform the annual audit engagement, quarterly reviews of interim financial information, and auditor’s attestation on the operating effectiveness of internal controls under Section 404(b) of Sarbanes-Oxley, including any changes in the scope of these services. The authority to pre-approve any proposed engagement of Grant Thornton LLP may be delegated to the Chair or another member of the Audit Committee, but the decision must be reported to the Audit Committee at its next regularly scheduled meeting. The Audit Committee has determined that the rendering of services other than audit services by Grant Thornton LLP is compatible with maintaining the registered public accounting firm’s independence.
THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of shares of our common stock as of June 2, 2022 by:
(i)	each of our directors and named executive officers;
(ii)	all executive officers and directors of the Company as a group;
(iii)	each person or group, to the knowledge of the Company, who owns beneficially more than 5% of our common stock.
Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of June 2, 2022. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown that they beneficially own, subject to community property laws where applicable. Common stock subject to options currently exercisable or exercisable within 60 days of June 2, 2022 is deemed to be outstanding for computing the percentage ownership of the person holding these options and the percentage ownership of any group of which the holder is a member but is not deemed outstanding for computing the percentage of any other person.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock or warrants beneficially owned by them.
Our calculation of the percentage of beneficial ownership is based on 75,550,685 shares of our common stock outstanding at June 2, 2022.
	As of June 2, 2022
	Number of Shares	Approximate %
Name and Address of Beneficial Owner(1)
BP Technology Ventures Inc. / BP Lubricants USA Inc.(2)	22,925,496	30.3%
Rosella Holdings Ltd.(3)	11,170,688	14.8%
GigAcquisitions3, LLC(4)	4,985,000	6.6%
Ionic Capital Management, LLC(5)	4,743,912	6.3%
Timothy Reeser(6)	2,058,185	2.7%
Robert Fenwick-Smith(7)	765,318	1.0%
Teresa Covington(8)	126,423	*
Kash Sethi(9)	69,100	*
Bruce Coventry	34,334	*
Thaddeus Senko	34,334	*
Diana Tremblay	34,334	*
Kenneth Jack	18,676	*
All directors and officers as a group (8 individuals)(10)	3,140,704	4.1%
*	Less than one percent.
(1)	Unless otherwise indicated, the business address for each of the individuals is c/o Lightning eMotors, Inc., 815 14th Street SW, Suite A100, Loveland, CO 80305.
(2)
According to a Schedule 13D filed with the SEC on May 6, 2021, 22,925,496 shares of common stock are held by BP Technology Ventures Inc., an investment holding vehicle incorporated in Guernsey. BP Technology Ventures Inc. is owned 100% by BP Corporation North America Inc., which is owned 100% by BP America Inc., which is owned 100% by BP America Ltd., which is owned 100% by BP Holdings North America Ltd., which is owned 100% by BP P.L.C. The address for BP Technology Ventures Inc. is 501 Westlake Park Blvd., Houston, TX 77079.

(3)
According to a Form 13G filed with the SEC on May 6, 2021, 11,170,688 shares of common stock are held by Rosella Holdings Limited, an investment holding vehicle incorporated in Guernsey. The shareholders and members of the board of directors of Rosella Holdings Limited are International Company Management Limited and Portman Welbeck Limited, both of which are wholly owned by the administrator Rawlinson and Hunter Limited and hold their interest in Rosella Holdings Limited as nominees for the Trustees of three Guernsey discretionary trusts, each of which beneficially own one third of Rosella Holdings Limited. In addition, Rosella Holdings Limited owns an indirect and non-controlling interest in Aravaipa Ventures. The address for Rosella Holdings Limited is Trafalgar Court, 3rd Floor, West Wing, Les Banques, St. Peter Port, Guernsey, GYI 2JA.

(4)	The address for GigAcquisitions3, LLC is 1731 Embarcadero Rd., Suite 200, Palo Alto, CA 94303.
(5)
According to a Form 13G filed with the SEC on February 10, 2022, 4,743,912 shares of common stock are held by Ionic Capital Management LLC, an investment advisor incorporated in Delaware. The address for Ionic Capital Management is 475 Fifth Avenue, 9th Floor, New York, New York 10017.

(6)
Consists of (i) 1,286,021 shares of common stock, (ii) 49,318 shares of common stock held by Mr. Reeser’s spouse and (iii) 722,846 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 2, 2022.

(7)	Consists of (i) 609,533 shares of common stock and (ii) 155,785 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 2, 2022.
(8)	Consists of (i) 85,837 shares of common stock and (ii) 40,586 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 2, 2022.
(9)	Consists of (i) 48,807 shares of common stock and (ii) 20,293 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 2, 2022.
(10)
Consists of (i) 2,201,194 shares of common stock held by our current executive officers and directors and (ii) 939,510 shares of common stock issuable upon the exercise of options currently exercisable or exercisable within 60 days of June 2, 2022.

EXECUTIVE OFFICERS
The following table sets forth certain information with respect to our executive officers as of June 2, 2022.
Name	Age	Position(s)
Timothy Reeser	51	Chief Executive Officer
Teresa Covington	58	Chief Financial Officer
Kash Sethi	38	Chief Revenue Officer
We provide a biography for Timothy Reeser under Proposal 1 – Election of Directors.
Teresa Covington. Ms. Covington has served as Lightning Systems’ Senior Vice President and Chief Financial Officer since January 2021 and continues in those roles at Lightning eMotors. She previously served as the Senior Vice President and Chief Financial Officer of asTech, a cloud-based technology and diagnostic automotive services platform from October 2019 until the end of 2020. From March 2017 through October 2019, Ms. Covington served as the Senior Vice President and Chief Financial Officer of AeroVironment Inc., a technology leader in unmanned systems for defense and commercial markets. She previously served as AeroVironment’s Vice President of Finance from July 2015 to March 2017 and as interim Chief Financial Officer from February 2015 to July 2015. Prior to joining AeroVironment, from August 2000 to May 2011, Ms. Covington served as Senior Vice President and Chief Financial Officer of Line 6, Inc., a global designer and manufacturer of musical instruments that is now part of Yamaha. Ms. Covington earned an MBA from Stanford University Graduate School of Business, an M.S. in electrical engineering from the University of Southern California and a B.S. in electrical engineering from the University of Illinois at Urbana-Champaign.
Kash Sethi. Mr. Sethi has served as Lightning Systems’ Chief Revenue Officer since February 2021 and continues in this role at Lightning eMotors. Prior to that, he served as Vice President of Sales from October 2019 to January 2021 and Director of Sales from February 2017 to October 2019 at Motiv Power Systems, an EV technology provider for commercial vehicles. From October 2015 to February 2017, Mr. Sethi served as National Sales Manager and Head of Sales USA at Siemens Energy’s medium and high voltage electric substation equipment division. Mr. Sethi has earned an MBA from Queen’s University and a B.S. in Electrical Engineering from the University of Windsor.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such reports furnished to the Company and written representations that no other reports were required, we believe that all reporting requirements for the fiscal year ended December 31, 2021 were complied with by the officers, directors and security holders required to file such reports, with the exception of the following: Timothy Reeser filed a late Form 4 on July 15, 2021 relating to the acquisition of common stock, Thaddeus Senko filed a late Form 4 on July 15, 2021 relating to two acquisitions of common stock, Robert Fenwick-Smith filed a late Form 4 on July 15, 2021 relating to two acquisitions of common stock, and Kash Sethi filed a late Form 3 on July 16, 2021 relating to options to receive common stock and a late Form 4 on July 16, 2021 relating to the acquisition of common stock.
INVOLVMENT IN LEGAL PROCEEDINGS
We are not aware of any of our directors or executive officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses) or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

EXECUTIVE COMPENSATION
Summary Compensation Table
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. As an “emerging growth company” as defined in the JOBS Act, we are not required to include a Compensation Discussion and Analysis and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies. In 2021, our “named executive officers” and their positions were as follows:
•	Tim Reeser, Chief Executive Officer;
•	Teresa Covington, Chief Financial Officer; and
•	Kash Sethi, Chief Revenue Officer
Background
On December 31, 2019, in connection with the conversion of Lightning Systems, Inc. (our predecessor entity, “Lightning Systems”) from a limited liability company into a C-corporation, Lightning Systems converted all of its outstanding profits interests into stock options on a one-to-one basis with each stock option bearing the right to purchase one share of Lightning Systems common stock at an exercise price of $0.05. We subsequently consummated the Business Combination. In connection with the Business Combination, stock options to purchase shares of Lightning Systems common stock were converted into stock options for shares of Lightning eMotors common stock upon the same terms and conditions that were in effect with respect to such stock options immediately prior to the Business Combination, after giving effect to a conversion ratio of approximately 0.9406. The numbers presented in the tables and narrative summaries included in this “Executive Compensation” section are presented on an as-converted basis.
Name and principal position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Stock Options ($)(3)	Non-equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Tim Reeser Chief Executive Officer	2021	$390,385	$300,000	$1,250,001	$1,310,807	—	$11,635	$3,262,828
	2020	207,692	—	―	120,000	—	8,308	336,000
Teresa Covington Chief Financial Officer	2021	343,269	120,000	600,001	440,159	—	10,864	1,514,293
	2020	—	—	―	―	—	―	—
Kash Sethi Chief Revenue Officer	2021	230,000	—	400,003	220,080	—	84	850,167
	2020	—	—	—	—	—	―	—
(1)	Following the Business Combination, the Board approved an increase in Mr. Reeser’s annual salary, effective as of May 9, 2021, from $207,692 to $500,000.
(2)
Amounts reported for Ms. Covington in this column include $70,000 of Ms. Covington’s annual target bonus amount under the 2021 bonus program, which minimum amount the Company had committed to pay pursuant to Ms. Covington’s offer letter. Amounts reported in this column for Mr. Reeser and Ms. Covington also include transaction bonuses of $300,000 and $50,000, respectively, approved in connection with the Business Combination. See the section entitled — “Annual Bonuses” below for further description of such bonuses.

(3)
The amounts in this column represent the aggregate grant-date fair value of options and other stock-based awards granted to each named executive officer, computed in accordance with the FASB’s ASC Topic 718.

(4)	No amounts were earned by our named executive officers under the Company’s 2021 Annual Bonus program except as noted for Ms. Covington pursuant to footnote 2.
(5)
All other compensation for 2021 consists of (i) 401(k) employer-matching contributions, (ii) company-paid excess disability insurance premiums and (iii) company-paid life insurance premiums. 401(k) employer-matching contributions for 2021 were $11,600 for Mr. Reeser and $10,756 for Ms. Covington.

Narrative Disclosure to Summary Compensation Table
For 2021, the compensation program for the named executive officers consisted of base salary and incentive compensation delivered in the form of annual bonuses and equity awards.
The Company strives to provide compensation to its executive officers that is:
•	linked to stockholder value creation,
•	reflective of the overall performance of the Company, and
•	considerate of the competitive market levels of compensation needed to recruit, retain and motivate top executive talent, while remaining consistent with the other objectives.
Our Compensation Committee reinforces our philosophy of a “pay for performance culture” by making the majority of our named executive officers’ 2021 pay contingent on the achievement of specified goals under our annual bonus program and/or linked to our stock price performance through time-based equity awards. In 2021, 86% of our Chief Executive Officer’s total target compensation was variable, and over 74% of our other named executive officer’s target compensation was variable. For the purposes of these calculations, variable compensation consists of the 2021 Annual Bonus at target and the grant date fair value of annual equity grants made in 2021, as reported in the Summary Compensation Table.
Base Salary
Base salary for 2021 was set at a level that was intended to be commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. Ms. Covington began as Chief Financial Officer on January 4, 2021, and her base salary is $350,000. Mr. Sethi began as Chief Revenue Officer on February 8, 2021, and his base salary is $260,000. Following the Business Combination, the Board approved an increase in Mr. Reeser’s annual salary, effective as of May 9, 2021, from $207,692 to $500,000.
Annual Bonus
For 2021, we adopted an annual bonus incentive program for our employees, including our named executive officers. Bonuses payable to the named executive officers were subject to achievement of certain Company revenue and profitability metrics. Under the 2021 Annual Bonus, the target bonus amount for Mr. Reeser was 80% of his base salary, and the target bonus amount for each of Ms. Covington and Mr, Sethi was 40% of their respective base salaries. Pursuant to her offer letter, the Company committed to provide Ms. Covington a minimum annual bonus for 2021 of 50% of her target bonus amount. In the event of over-achievement, each such named executive officer was eligible to earn 150% of his or her target bonus. No amounts were earned by our named executive officers under the 2021 Annual Bonus program except as noted for Ms. Covington.
On June 16, 2021, the Board also approved the payment in cash of special transaction bonuses in recognition of the closing of the Business Combination, in the amount of $300,000 for Mr. Reeser and $50,000 for Ms. Covington.
Lightning eMotors, Inc. 2021 Equity Incentive Plan
Under the 2021 Plan, which became effective upon the closing of the Business Combination and is a successor to our 2019 Plan, we use equity-based awards to reward long-term performance of the named executive officers. We believe that providing a meaningful portion of the total compensation package in the form of equity-based awards will align the incentives of our named executive officers with the interests of our stockholders and serve to motivate and retain the individual named executive officers.
The 2021 Plan allows the Company to grant restricted stock unit awards, stock options, stock appreciation rights, restricted stock purchase rights, restricted stock bonuses, performance shares, performance units, cash-based awards and other stock-based awards at levels determined appropriate by the Board or Compensation Committee. The 2021 Plan allows the Company to utilize a broad array of equity and cash incentives in order to secure and retain the services of its employees, directors, consultants and advisors and to provide long-term incentives that align the financial interests of our employees, consultants and directors with the financial interests of our stockholders.

Awards Granted
In February 2021, we granted Ms. Covington and Mr. Sethi options that generally vest over a four-year period, subject to continued employment. In July 2021, we granted Mr. Reeser options that generally vest over four-year periods and Ms. Covington and Mr. Sethi RSUs that generally vest over a three-year period, subject to continued employment. Equity awards held by our named executive officers may vest earlier upon certain qualifying terminations of employment. See the section entitled “Employment Agreements” below.
Name	RSUs Granted	Options Granted	Vesting Commencement Date	Vesting Schedule
Tim Reeser	—	447,067	5/6/2021	(1)
	178,827	—	5/6/2021	(2)
Teresa Covington	—	121,760	2/24/2021	(3)
	85,837	—	1/4/2021	(4)
Kash Sethi	—	60,880	2/24/2021	(3)
	57,225	—	5/20/2021	(5)
(1)	Subject to continued service, the options vest as follows: 1/4 will vest on each of May 6, 2022, May 6, 2023, May 6, 2024 and May 6, 2025.
(2)	Subject to continued service, the RSUs vest as follows: 1/4 will vest on each of May 6, 2022, May 6, 2023, May 6, 2024 and May 6, 2025.
(3)	Subject to continued service, the options vest as follows: 1/3 will vest on each of February 24, 2022, February 24, 2023 and February 24, 2024.
(4)
Subject to continued service, the RSUs vest as follows: 1/3 on January 4, 2022 and the remaining 2/3 will vest in eight quarterly installments thereafter, beginning on April 4, 2022 and ending on January 4, 2024.

(5)
Subject to continued service, the RSUs vest as follows: 1/3 will vest on May 20, 2022 and the remaining 2/3 will vest in eight quarterly installments thereafter, beginning on August 20, 2022 and ending on May 20, 2024.

Outstanding Equity Awards
The following table provides information about the outstanding equity awards held by the named executive officers as of December 31, 2021.
	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Tim Reeser	7/13/2021	—	—	$—		178,827(2)	$1,074,750
	7/13/2021	—	447,067(2)	$6.99	7/13/2031	—	$—
	8/24/2020	138,149	96,999(3)	$0.58	8/24/2030	—	$—
	12/31/2019	470,295	376,237(4)	$0.05	12/31/2029	—	—
Teresa Covington	7/13/2021	—	—	$—		85,837(6)	$515,880
	2/24/2021	—	121,760(5)	$6.57	2/24/2031		$—
Kash Sethi	7/13/2021	—	—	$—		57,225(7)	$343,922
	2/24/2021	—	60,880(5)	$6.57	2/24/2031	—	$—
(1)	The market value of RSUs that have not vested was determined by multiplying the closing price of a share of our common stock on the NYSE for December 31, 2021 ($6.01), by the number of RSUs shown.
(2)	Such awards vest in four ratable installments on May 6, 2022, May 6, 2023, May 6, 2024 and May 6, 2025, subject to continued employment.
(3)
Such awards vest in quarterly ratable installments over the four years following the date of grant, subject to continued employment; provided that 82,302 options vested immediately prior to the closing of the Business Combination.

(4)	Such awards vest in two ratable installments on October 1, 2022 and October 1, 2023, subject to continued employment.
(5)	Such awards vest in three ratable installments on February 24, 2022, February 24, 2023 and February 24, 2024, subject to continued employment.

(6)
Such awards vest 1/3 on January 4, 2022 and the remaining 2/3 vests in eight quarterly installments thereafter, beginning on April 4, 2022 and ending on January 4, 2024, subject to continued employment.

(7)	Such awards vest 1/3 on May 20, 2022 and the remaining 2/3 vests in eight quarterly installments thereafter, beginning on August 20, 2022 and ending on May 20, 2024, subject to continued employment.
Employment Agreements
We have entered into employment agreements with each of our named executive officers, that provide for severance payments and benefits in the event of such named executive officer’s qualifying termination (the “Employment Agreements”).
Chief Executive Officer. The Employment Agreement with Mr. Reeser provides that upon a termination of his employment by us without “cause” or by Mr. Reeser for “good reason” (each as defined therein) outside of the twelve (12) month period immediately following a change in control, Mr. Reeser will receive the following severance payments, subject to his execution and non-revocation of a general release of claims in favor of us: (i) the continuation of his then-current base salary for twelve (12) months; (ii) a lump sum payment equal to his target annual bonus for the year of termination; (iii) a pro-rata portion of his annual bonus based on actual performance for the year of termination, payable at the time annual bonuses are paid to our other executives; and (iv) the reimbursement of his COBRA premiums for twelve (12) months. Upon a termination of his employment by us without “cause” or by Mr. Reeser for “good reason” within the twelve (12) month period immediately following a change in control, in lieu of the foregoing, Mr. Reeser will receive the following severance payments, subject to his execution and non-revocation of a general release of claims in favor of us: (i) a lump-sum payment equal to twenty-four (24) months of his then-current base salary; (ii) a lump-sum payment equal to two times (2x) his then-current annual bonus, payable at 100% of target; (iii) the reimbursement of his COBRA premiums for twenty-four (24) months; and (iv) the acceleration of each of his then-unvested equity awards. In the event of Mr. Reeser’s termination due to his disability, he would be entitled to receive a pro-rated annual bonus for the year of termination.
Other Named Executive Officers. The Employment Agreements with each of Ms. Covington and Mr. Sethi provide that upon a termination of the executive’s employment by us without “cause” or by the executive for “good reason” (each as defined therein), the executive will receive the following severance payments and benefits, subject to his or her execution and non-revocation of a general release of claims in favor of us: (i) an amount equal to six (6) months of the executive’s then-current base salary and target bonus in the case of Ms. Covington, and three (3) months of base salary and target bonus in the case of Mr. Sethi; (ii) a pro-rata portion of the executive’s target bonus for the year of termination; and (iii) the reimbursement of the employer portion of the executive’s COBRA premiums for six (6) months in the case of Ms. Covington and three (3) months in the case of Mr. Sethi. In addition, the executive’s new hire stock option awards will vest in full; provided that if the termination occurs within three (3) months preceding a change in control or twelve (12) months following a change in control, all of the executive’s equity awards will vest in full. In each case, all of such executive’s vested stock options will remain exercisable for six (6) months following the date of termination of service (or if earlier, the expiration of the options’ original term).
In the event of the executive’s termination due to death or disability, (x) the executive (or his or her estate) will receive a pro-rata portion of his or her target bonus for the year of termination, (y) all of the executive’s equity awards will become fully vested and (z) all of such executive’s vested stock options will remain exercisable for one year following such date (or if earlier, the expiration of the options’ original term). In the event of the executive’s termination due to disability, in addition to the benefits described in the preceding sentence, the executive will receive an amount equal to six (6) months of the executive’s base salary in the case of Ms. Covington and three (3) months of the executive’s base salary in the case of Mr. Sethi.
Other Compensation
Except as noted below, for fiscal year 2021, the executive officers were eligible to participate in health and welfare benefits on the same basis as employees generally. We also paid the premiums for excess disability insurance for our executive officers. These benefits are designed to attract and retain a skilled workforce in a competitive marketplace. These benefits also help ensure that the Company has a healthy and focused workforce through reliable and competitive health and other personal benefits. These benefits were considered in relation to the total compensation package but did not materially impact decisions regarding other elements of executive officer compensation.

All U.S. employees of the Company including the executive officers are eligible to participate in the Company’s safe harbor 401(k) savings plan and are eligible to receive matching contributions from the Company of one hundred percent (100%) of the first three percent (3%) and fifty percent (50%) of the next two percent (2%) of compensation contributed to the plan by the employee.
The Company did not provide employees, including its named executive officers, any other retirement benefits, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans and non-qualified defined contribution plans.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code defines a federal income tax deduction for certain compensation in excess of $1,000,000 per year paid to the chief executive officer, the chief financial officer, and the three other most highly paid executive officers of a publicly traded corporation and anyone previously subject to Section 162(m). We consider the tax impact of our compensation arrangements as one factor, among others, in evaluating and determining the structure, implementation and amount of awards paid to our executive officers. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the Company and our stockholders, and maintaining tax deductibility will not be the sole consideration taken into account in determining what compensation arrangements are in our and our stockholders’ best interests. The right to grant compensation that is not deductible is expressly reserved, and we may do so.
2022 Short-Term Incentive Plan
In March 2022, the Compensation Committee adopted the 2022 Short-Term Incentive Plan, which sets forth the administrative terms and conditions for the annual bonus incentive program for the year ending December 31, 2022, for our employees, including our named executive officers. Bonuses payable to our named executive officers are subject to the achievement of certain Company performance metrics for the year ending December 31, 2022, as may be determined by our Compensation Committee in its discretion based on the Company annual operating plan for the year ending December 31, 2022. Under the 2022 Short-Term Incentive Plan, participants are granted an annual bonus award based on a percentage of base salary. The bonus award generally pays out 50% for threshold performance, 100% for target performance and 150% for stretch performance, as determined by our Compensation Committee. In general, a participant must be actively employed on the date annual bonuses are paid in order to earn and be paid an annual bonus, except in the case of retirement, in which case the participant may be eligible to receive a pro rata annual bonus payment.
Director Compensation
Prior to the Business Combination, in February 2021, Lightning Systems awarded Mr. Morrison stock options to purchase 51,733 shares of Lightning Systems common stock. All such options vested in full upon the consummation of the Business Combination, and Mr. Morrison did not continue as a director following the Business Combination. In June 2021, the Board also approved the payment in cash of a special transaction bonus of $50,000 to Mr. Fenwick-Smith in recognition of his role as our interim Chief Financial Officer from February to December 2020.
Following the Business Combination, in June 2021, the Board approved the following director compensation for directors other than Mr. Reeser and Dr. Meghan Sharp: (i) that the members of the Board be paid $50,000 annually; (ii) that the Chair of the Board be paid an additional $50,000 annually; (iii) that the Lead Independent Director be paid an additional $25,000 per year; (iv) that members of the Audit Committee be paid an additional $10,000 annually and that the chair of the Audit Committee be paid an additional $10,000 annually on top of the committee membership payment; (v) that members of the Compensation Committee be paid an additional $7,500 annually and that the chair of the Compensation Committee be paid an additional $7,500 annually on top of the committee membership payment; and (vi) that members of the Nominating and Corporate Governance Committee be paid an additional $5,000 annually and that the chair of the Nominating and Corporate Governance Committee be paid an additional $5,000 annually on top of the committee membership payment. In November 2021, the Board approved the formation of the Finance and Investment Committee and determined that members of that committee be paid an additional $7,500 annually and that the chair of the Finance and Investment Committee be paid an additional $7,500 annually in addition to the committee membership payment.

On July 13, 2021, each member of the Board, excluding Mr. Reeser and Dr. Sharp, received two RSU grants of 17,167 shares, for a cumulative of 34,334 shares. The first grant of RSUs generally vest in three annual installments through May 2024. The second grant of RSUs generally vest in quarterly installments through May 2022, provided that awards granted to each of Messrs. Katz, Miotto and Dinu vested in full on the day prior to the Company’s Annual Meeting of Shareholders in October 2021. Messrs. Katz, Miotto and Dinu did not stand for re-election at the 2021 Annual Meeting of Shareholders.
In addition, in connection with his appointment to the Board on October 7, 2021, Kenneth P. Jack received (i) an RSU grant covering 10,344 shares, vesting in three annual installments and (ii) an RSU grant covering 8,332 shares vesting in quarterly installments through May 2022.
The table below shows the amounts earned by any person who served as a non-employee director during 2021.
	Fees Earned Paid in Cash ($)	Stock Awards ($)(1)(2)	Stock Options ($)(1)(2)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Bruce Coventry	$40,385	$239,995	$—	—	$—	$280,380
Robert Fenwick-Smith	64,615	239,995	—	—	50,000(4)	354,610
Avi Katz	39,615	239,995	—	—	—	279,610
Kenneth Jack	15,190	148,101	—	—	—	163,291
Neil Miotto	27,731	239,995	—	—	—	267,726
Heath Morrison	—	—	175,349	—	—	175,349
Raluca Dinu	19,808	239,995	—	—	—	259,803
Thaddeus Senko	50,077	239,995	—	—	—	290,072
Meghan Sharp(3)	—	—	—	—	—	—
Diana Tremblay	64,615	239,995	—	—	—	304,610
(1)
The amounts in this column represent the aggregate grant-date fair value of RSU and options awards, computed in accordance with the FASB’s ASC Topic 718. See Note 11 to the Consolidated Financial Statements for a discussion of the assumptions made in determining the grant date fair value of these awards.

(2)
The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and RSUs held as of December 31, 2021 by each non-employee director who was serving as of December 31, 2021.

	Options Outstanding	RSUs Outstanding
Bruce Coventry	—	25,750
Robert Fenwick-Smith	235,148	25,750
Avi Katz	—	—
Kenneth Jack	—	15,899
Neil Miotto	—	—
Heath Morrison	—	—
Raluca Dinu	—	—
Thaddeus Senko	—	25,750
Meghan Sharp	—	—
Diana Tremblay	—	25,750
(3)	Dr. Sharp, who is affiliated with BP Technology Ventures, Inc., did not receive compensation for her services on the Board.
(4)	Consists of transaction bonus paid to Mr. Fenwick-Smith in recognition of the closing of the Business Combination.
Stock Ownership Policy
In March 2022 the Company adopted a Stock Ownership Policy that is applicable to the Chief Executive Officer, the other named executive officers, and non-employee members of the Board. The Stock Ownership Policy provides that (a) the Chief Executive Officer shall own an amount of stock of the Company with a value equal to at least five (5) times his or her annual base salary , (b) the other named executive officers shall own an amount of stock of the Company with a value equal to at least two (2) times his or her annual base salary , and (c) non-employee members of the Board of Directors shall own an amount of stock of the Company with a value equal to at least five (5) times the annual cash retainer for Board service, based in each case, on the volume weighted average closing price of the Company’s stock for the one fiscal year ending December 31 of the applicable year and subject to the terms in the Stock Ownership Policy. The Stock Ownership Policy provides that the Chief Executive Officer and the other named executive officers must hold fifty percent of the stock acquired through the Company’s compensation program, net of taxes, until the guidelines are met. The non-employee directors must hold one hundred percent of the stock acquired through the Company’s compensation program, net of taxes, until the guidelines are met. The Chief Executive Officer, other named executive officers, and non-employee members of the Board currently conform to the Stock Ownership Policy although not all have met the minimum ownership guidelines yet.
TRANSACTIONS WITH RELATED PERSONS
POLICY AND PROCEDURES FOR RELATED PARTY TRANSACTIONS
Our code of business conduct and ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the Board (or the Audit Committee). Related party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or GigCapital3 (prior to the Business Combination) or any of our or its subsidiaries is a participant and (3) any (a) executive officer, director or nominee for election as a director of the Company or GigCapital3 (prior to the Business Combination), (b) greater than 5% beneficial owner of our or GigCapital3’s (prior to the Business Combination) shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b) has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).
Our Board has adopted a policy with respect to the review, approval and ratification of related person transactions. Under the policy, our Chief Legal Officer will present to the Audit Committee any new transactions involving related persons and proposed transactions involving related persons, including such transactions in which the amount involved exceeds $5,000. The Audit Committee is responsible for reviewing and approving such related party transactions and considers all relevant facts and circumstances, including without limitation the commercial reasonableness of the terms, the benefit and perceived benefit, or lack thereof, to the Company, opportunity costs of alternate transactions, the materiality and character of the related person’s direct or indirect interest, and the actual or apparent conflict of interest of the related person. The Audit Committee will not approve or ratify a related person transaction unless it determines that the transaction is in, or not inconsistent with, the best interests of the Company and its stockholders. All of the transactions described below were entered into prior to the adoption of the Company’s written related party transaction policy, but were approved by the applicable Board considering similar factors to those described above.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Convertible Notes
In February 2020, Lightning Systems borrowed $3.0 million in the aggregate under two convertible note payable agreements ($1.8 million from BP Technology Ventures Inc. and $1.2 million from Rosella Holdings Limited). These convertible notes bore interest at 8% and were subject to certain covenants. In May 2020, these notes were subject to a mandatory redemption in connection with a qualified equity offering of $3.0 million by Lightning Systems, resulting in a conversion into 2,118,819 Lightning Systems Series C preferred shares at a weighted average conversion price of $1.42 per share. In connection with the redemption, Lightning Systems issued short and long-term warrants, exercisable into 3,614,457 and 831,326 Lightning Systems Series C preferred shares, respectively, at the conversion price of $1.66 per share. As a result of the Business Combination, the warrants were converted to common stock based on a certain exchange ratio.
In August and September 2020, Lightning Systems borrowed approximately $9.7 million in the aggregate under convertible note purchase agreements, including $1.65 million from BP Technology Ventures Inc. and $500,000 from an affiliate of Rosella Holdings Limited. These convertible notes bore interest at 8%. Interest was payable monthly, with principal and unpaid interest due June 30, 2021. The notes were convertible into 5,830,723 shares of Lightning Systems Series C redeemable convertible preferred shares at the conversion price of $1.66 per share. As a result of the Business Combination, these convertible notes were converted to Lightning Systems Series C redeemable convertible stock, which converted into common stock based on a certain exchange ratio.
Registration Rights and Lock-up Agreement
On May 6, 2021, in connection with the closing of the Business Combination, we and certain of our stockholders (the “Holders”) entered into a Registration Rights and Lock-Up Agreement. Pursuant to the terms of the Registration Rights and Lock-up Agreement, we were obligated to file a registration statement to register the resale of certain shares of common stock held by the Holders. In addition, pursuant to the terms of the Registration Rights and Lock-up Agreement and subject to certain requirements and customary conditions, the Holders may demand at any time or from time to time, that we file a registration statement on Form S-1 or Form S-3 to register certain shares of common stock held by such Holders. The Registration Rights and Lock-up Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions. The Registration Rights and Lock-up Agreement further provides that, subject to certain exceptions, each of the Holders will not transfer any shares of common stock beneficially owned or owned of record by such the Holders until the earlier of (i) 180 days after the date of the Closing or (ii) the date on which, subsequent to the Business Combination, the last sale price of the common stock (x) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading day period commencing at least 90 days after the Business Combination, or (y) the date following the completion of the Business Combination on which we complete a liquidation, merger, stock exchange or other similar transaction that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided that in the sole discretion of the majority of the independent members of our Board of Directors, such lock-up period may end earlier than as provided therein upon written notice to the Holders. This lock-up period ended on November 2, 2021, 180 days after the Closing.
HOUSEHOLDING
The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Corporate Secretary, Lightning eMotors, Inc., 815 14th Street, Suite A100, Loveland, CO 80537 (Telephone: (800) 233-0740).
If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Corporate Secretary, Lightning eMotors, Inc., 815 14th Street, Suite A100, Loveland, CO 80537 (Telephone: (800) 233-0740).

ANNUAL REPORT AND REPORT ON FORM 10-K
Our 2021 Annual Report to Stockholders is available without charge to stockholders at www.proxyvote.com or the “Investors” section of our corporate website. Additionally, stockholders of record as June 2, 2022 and beneficial owners of our common stock on that date may obtain from us, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request in writing. We will also furnish any exhibit to the Annual Report on Form 10-K upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at Corporate Secretary, Lightning eMotors, Inc., 815 14th Street, Suite A100, Loveland, CO 80537. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of our common stock as of June 2, 2022.
OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Timothy Reeser Chief Executive Officer

June 14, 2022

LIGHTNING EMOTORS, INC.
815 14TH STREET SW, SUITE A100
LOVELAND, CO 80537
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on July 27, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting - Go to www.virtualshareholdermeeting.com/ZEV2022
You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on July 27, 2022. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D88116-P76924

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LIGHTNING EMOTORS, INC.

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Class II Directors to serve until the 2025 Annual Meeting of Stockholders, and until their respective successors have been duly elected and qualified.	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Robert Fenwick-Smith
02) Bruce Coventry

The Board of Directors recommends you vote FOR the following proposal:

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com.

D88117-P76924

LIGHTNING EMOTORS, INC.
Annual Meeting of Stockholders
July 28, 2022 9:00 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Timothy Reeser and Steve Mason, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of LIGHTNING EMOTORS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM, MDT on July 28, 2022, virtually at www.virtualshareholdermeeting.com/ZEV2022, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side